Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Reports Net Income of $5.2 million, or $0.11 Per Diluted Share, for the Second Quarter of 2016

▪

Investment Activity – New funded credit investments totaled $476 million in the second quarter, up from $300 million last quarter and down from $1 billion in the same quarter last year as middle market sponsored lending activity increased in the second quarter of 2016, but remained at low levels in 2016 compared to the prior year.

▪

Asset Growth – Managed loans and credit investments remained relatively unchanged from the prior quarter at $6.6 billion and increased $2.4 billion, or 57%, from the same period last year due to a combination of acquisitions and organic growth.

▪

Revenue – Total revenue[1] decreased by $16.4 million, or 39.4%, from the prior quarter to $25.3 million in the second quarter due primarily to a $22.5 million gain recognized on the sale of a business in the first quarter, but increased 8.8% over the same period last year as asset growth drove net interest income higher.

▪

Net Interest Margin – The margin narrowed to 2.10% for the second quarter from 2.21% in the first quarter as asset yields remained stable and the cost of funds increased due primarily to the impact of the sale of the asset-based lending business, which drove a shift in the mix of debt.

▪

Credit – Credit performance improved in the second quarter as the provision for credit losses decreased by $14.1 million from the prior quarter due primarily to a reduction of $14.2 million in specific provision expense.

▪

Expenses – Operating expenses decreased by $4.2 million, or 25%, to $12.8 million in the second quarter compared to the prior quarter due to the sale of the company’s asset-based lending business in the first quarter and other cost saving initiatives targeting a considerable reduction in total run-rate expenses by the end of 2016.

▪	Equity - Book value per share increased by $0.28 to $14.12 as of June 30, 2016 from $13.84 at the end of the prior quarter due primarily to earnings retention and accretive share repurchases.

Boston, August 3, 2016 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, middle market direct lender and credit-oriented asset manager, today announced financial results for its second quarter of 2016, reporting net income of $5.2 million, or $0.11 per diluted share. These results compare to net income of $4.0 million, or $0.09 per diluted share in the first quarter of 2016 and $5.0 million, or $0.10 per diluted share in the second quarter of 2015. Operating income before income taxes was $8.8 million for the second quarter of 2016 compared to $6.9 million for the first quarter of 2016 and $8.6 million in the second quarter of 2015.

Tim Conway, NewStar’s Chairman and Chief Executive Officer, commented on the Company’s performance: “Our results in the second quarter reflected solid core operating trends, including an increase in investment activity, stable core revenue, improved credit performance and continued progress

[1]	Total revenue is defined as the sum of net interest income and non-interest income

on our strategic goals.   Although loan volumes remained below target levels through the first half of the year, investment activity improved in the second quarter. Loan demand from M&A activity remained weak, however, as continued uncertainty about the potential economic impacts of geopolitical events weighed on market sentiment.

Overall, I was pleased with our financial results as earnings increased from last quarter and the comparable quarter last year.  Core revenue remained steady at $25 million, excluding non-recurring items, despite the loss of revenue contributed by the asset-based lending (ABL) business, which we sold in the first quarter.  Continued pressure on loan values, however, weighed on non-interest income in the quarter as we recognized additional unrealized losses on loans held for sale, which we could recover in future periods.   Credit costs normalized in the second quarter as expected. We reduced non-performing assets by 16%.  We also sold $34 million of real estate loans, accelerating the disposition of that portfolio.  Our ability to take steps last quarter to accelerate certain workout strategies has positioned us well for the second half of the year.  Importantly, book value per share also increased considerably due to accretive share repurchases and earnings retention.

We also continued to make progress on key priorities in the quarter as we worked to streamline the business, and focus on higher margin segments, including middle market direct lending and asset management.  Expenses decreased by 25% from the prior quarter due to the sale of the ABL business and we have identified additional opportunities that we expect to generate a considerable reduction in total run-rate expenses by the end of 2016.”

Managed and Owned Investment Portfolios

▪

Total new funded credit investments were $476 million in the second quarter of 2016 compared to $300 million in the prior quarter and $1 billion in the same quarter last year.  Investment activity in the second quarter of 2016 included $107 million of loans sourced for the Arch Street fund and reflected a modest pick-up in middle market sponsored lending activity compared to the prior quarter, but remained muted compared to last year.  M&A activity continued to reflect a cautious market sentiment amid uncertainty about the future direction of the economy, including the potential impact of developing geopolitical events.

▪

Balance sheet runoff from scheduled amortization, prepayments and loan sales totaled approximately $343 million, or 9.5% of the loan balances at the beginning of the period, up from $170 million, or 4.5% of balances in the prior quarter.  Runoff in the second quarter included $190 million of prepayments, $102 million of loan sales and $51 million of contractual amortization compared to prepayments of $80 million, loan sales of $49 million and amortization of $41 million in the prior quarter.

▪

Average yields on new middle market loans and other directly originated credit investments in the second quarter were 7.0%, down from 7.4% in the prior quarter due partly to the impact of competition for limited deal flow in the market, but up from 6.56% in the second quarter of last year.

▪

Loans and other investments outstanding, excluding assets managed for third parties, increased by $37.8 million, or 1%, from the prior quarter. Net loan growth in the second quarter was driven by lending activity generated through our Leveraged Finance group. Compared to the second quarter of 2015, loans and investments increased $548 million, or 17%, due to a combination of acquisition activity and organic growth, which was partially offset by the sale of the ABL business.

▪

The Leveraged Finance loan portfolio increased by $85.6 million during the second quarter to $3.6 billion, while loans and leases in our Equipment Finance portfolio decreased by $10.2 million to $165.2 million.  Commercial real estate loans decreased by 47% in the second quarter to less than $42 million due to the sale of commercial mortgage loans as part of an accelerated disposition of that portfolio.  A commercial real estate loan totaling $23.8 million was also reclassified as held-for-sale during the quarter in connection with a strategy to further reduce exposure to this asset class.

▪	New equipment loan and lease volume was $11 million in the second quarter, down slightly from $13 million last quarter and down from $35 million in the second quarter of 2015.

▪

Assets held in managed funds increased slightly to approximately $3.0 billion as of June 30, 2016 as a decrease in assets managed in amortizing CLOs was offset by an increase in assets managed in the new Arch Street fund.

▪

The owned loan portfolio remained defensively positioned - balanced across industry sectors and highly diversified by issuer. Exposure to energy sectors was less than 2%, down slightly from the prior quarter.  As of June 30, 2016, no outstanding borrowings by a single obligor represented more than 1.2% of total loans outstanding, and the ten largest obligors comprised approximately 9.6% of the loan portfolio.

Net Interest Income / Margin

▪

Net interest income decreased by $1.6 million, or 7.2%, to $20.9 million in the second quarter compared to $22.5 million in the prior quarter due primarily to a $174 million decrease in average loans and credit investments compared to the prior quarter.   The decrease was due primarily to the sale of the company’s asset-based lending business at the end of the first quarter, which was partly offset by growth in the leveraged finance loan portfolio.  Compared to the second quarter of last year, net interest income increased by $5.1 million, or 32.4%, due to a 25.7% increase in average earning assets and an 11 bp improvement in net interest margin.

▪	The portfolio yield remained consistent with the prior quarter at 6.28% and decreased slightly from 6.31% from the second quarter of 2015.
▪

Funding costs increased to 4.65% in the second quarter compared to 4.56% in the prior quarter, and 4.80% in the comparable period in the prior year.  The change from the first quarter was due to a shift in the composition of debt resulting from the repayment of warehouse credit facilities in connection with the sale of the company’s asset-based lending business, as well as the issuance of $25 million of subordinated notes in the first quarter. The decrease in funding costs from the comparable period in the prior year is primarily the result of $3.6 million of accelerated costs recognized in connection with the extinguishment of debt in the year prior.

▪	As a result, net interest margin narrowed to 2.10% for the second quarter of 2016 compared to 2.21% for the prior quarter and 1.99% in the second quarter of 2015.

Non-Interest Income

▪

Non-interest income decreased by $14.8 million to $4.4 million for the second quarter of 2016 compared to $19.2 million in the prior quarter and $7.4 million in the same period last year.  The decrease from the prior quarter was due primarily to the recognition of a $22.5 million gain on the sale of the company’s asset-based lending business during the first quarter of 2016, which was partly offset by lower losses recognized on loans held for sale and a total return swap during the second quarter.  Losses recognized on loans held for sale and the total return swap decreased by $7.6 million in the second quarter compared to the prior quarter, which reflected continued pressure on loan values during the second quarter and the termination of the swap at the end of the prior quarter.

▪

Other non-interest income in the second quarter of 2016 was centered in asset management income of $3.5 million and $1.5 million of capital markets related fees.   A decrease of approximately $0.9 million in unused commitment fees and other miscellaneous fees related to the asset-based lending business was largely offset by higher capital markets fees.

Credit Performance

▪	Credit performance improved in the second quarter as credit costs normalized, as expected, following elevated levels of credit costs recognized in the prior quarter.
▪	Provision expense was $3.6 million in the second quarter, a decrease of $14.1 million compared to the elevated levels in the prior quarter.

▪

Total net specific provision expense decreased by approximately $14.2 million in the second quarter of 2016 to $2.4 million compared to $16.6 million in the prior quarter, reflecting stable asset quality.

▪

Charge-offs were $6.9 million in the second quarter of 2016 compared to $7.3 million in the prior quarter and $4 million in the second quarter of 2015.  Charge-offs in the quarter were applied against previously established specific reserves.

▪

The allowance for credit losses was $64.0 million, or 2.09% of consolidated loans and approximately 66.8% of non-performing loans (NPLs), at June 30, 2016, compared to $67.3 million, or 2.19% of loans and approximately 59% of NPLs, at March 31, 2016.

▪

Non-performing assets decreased 16% to $96.2 million, or 2.98% of loans and lease assets held for investment at June 30, 2016, compared to $114.7 million or 3.63% of loans and lease assets held for investment at the end of the prior period.  The decrease was due primarily to the resolution of a legacy loan resulting in a $12 million repayment and charge-offs of $6.9 million as noted above.

▪	Two loans totaling $9.2 million were placed on non-accrual status in the second quarter.

Expenses

▪

Operating expenses decreased by $4.2 million, or 25%, to $12.8 million for the second quarter of 2016 compared to $17.1 million in the prior quarter due to the impact of the sale of the company’s asset-based lending business and other cost initiatives.

▪	Expenses as a percentage of average assets decreased to 1.29% of average assets in the second quarter compared to 1.68% in the prior quarter.
▪	Adjusted operating expenses, excluding non-cash equity compensation, were $11.9 million in the second quarter down from $16.1 million during the first quarter.
▪

The Company had 90 full-time employees at June 30, 2016 compared to 95 full-time employees at March 31, 2016 and 122 employees at December 31, 2015.  The reduction in staffing levels reflects both the sale of the asset-based lending business, which had 26 full-time employees, and strategic initiatives to streamline operations.

▪	The company has identified additional opportunities to reorganize and streamline its operations to reduce expenses and expects to achieve considerable additional run-rate savings by the end of 2016.

Income Taxes

▪

Deferred income taxes decreased $3.2 million to $30.4 million as of June 30, 2016.  The decrease in deferred income taxes related to activity in the allowance for credit losses and available for sale securities.

▪

Approximately $30.2 million and $11.1 million of the net deferred tax asset as of June 30, 2016 were related to our allowance for credit losses and incentive compensation, respectively, which was partially offset by $12.9 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

•

Total cash and equivalents as of June 30, 2016 were $242 million, of which $34.6 million was unrestricted. Unrestricted cash decreased from approximately $150.70 million at March 31, 2016, due primarily to receipt of cash proceeds from the sale of the asset-based lending subsidiary during the previous quarter, which was used to pay-down warehouse debt and re-invest in new loans.  Restricted cash increased by approximately $52.0 million at June 30, 2016 from approximately $155.3 million as of March 31, 2016 due primarily to principal and interest collections on loans that was retained pending reinvestment in new loan collateral or distribution on various settlement dates.

•

Advances under credit facilities increased by approximately $27.3 million during the second quarter, reflecting new lending activity and the ramp up of the Arch Street Fund prior to a planned securitization.

•	We increased a credit facility agented by Wells Fargo by $50 million through the addition of a new lender to the syndicate.
•

Term debt securitization balances decreased from the prior quarter by approximately $35.7 million to $2.0 billion at June 30, 2016, reflecting amortization of CLOs which are no longer actively re-investing in new loans.

•	Total debt decreased by approximately $36.3 million to $3.3 billion at June 30, 2016 and leverage fell slightly to 4.9x compared to 5.0x at the end of the prior quarter.

Equity

▪

Book value per share increased by $0.28 to $14.12 at the end of the second quarter compared to $13.84 at the end of the prior quarter due primarily to earnings retention, share repurchases and other comprehensive income.

▪	The company repurchased approximately 1.1 million shares at a weighted average cost of $7.12 per share during the second quarter.
▪	Other comprehensive income of $0.9 million in the second quarter reflected unrealized gains on securities available for sale.
▪

Average diluted shares outstanding were 46.0 million shares for the quarter, down from 46.4 million for the prior quarter, and total outstanding shares at June 30, 2016 were 46.7 million compared to 47.6 million at March 31, 2016.

▪

Pre-tax returns on average equity increased to 5.4% in the second quarter from 4.2% in the prior quarter.  On an after-tax basis, returns on average equity increased to 3.2% in the second quarter from 2.5% from the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through August 11, 2016 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 44622092. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with approximately $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $0.9 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston Street, Suite 1250

Boston, MA 02116

617.848.2558

rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, our expectations regarding our ability to support continued future asset growth or expense reductions, and the possibility of recovery of unrealized losses on loans held for sale.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2015 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 with the SEC on or before August 9, 2016 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “total revenue” refer to net interest income plus non-interest income, and references to “core revenue” refer to total revenue excluding gain or loss on sale of business and other non-recurring items.  References to “adjusted operating expenses” refer to operating expenses, excluding compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses core revenue and adjusted operating expenses to analyze performance in support of operational and investment decisions, and NewStar believes that these measurement provide useful information to investors in their evaluation of our financial performance and condition.  Excluding non-recurring items from revenue measures and excluding expenses incurred in connection with compensation expense related to restricted stock grants and option grants each eliminate unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 14 and 15 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2016	2016	2015	2015
Assets:

Cash and cash equivalents	$34,634	$150,657	$35,933	$25,308
Restricted cash	207,394	155,346	153,992	189,529
Cash collateral on deposit with custodian	7,564	19,442	61,081	42,552
Investments in debt securities, available-for-sale	91,400	89,687	94,177	108,454
Loans held-for-sale, net	440,099	468,443	478,785	338,304
Loans and leases, net	3,113,061	3,029,315	3,134,072	2,688,971
Interest receivable	15,059	13,269	13,932	10,590
Property and equipment, net	366	405	638	652
Deferred income taxes, net	30,443	33,653	33,133	29,762
Income tax receivable	8,346	6,398	5,342	218
Goodwill	17,884	17,884	17,884	—
Identified intangible asset, net	738	822	910	—
Other assets	24,873	22,623	21,504	38,732
Total assets (1)	$3,991,861	$4,007,944	$4,051,383	$3,473,072

Liabilities:

Credit facilities, net (1)	$565,799	$538,512	$832,686	$627,586
Term debt securitizations, net (1)	2,009,184	2,044,931	1,821,519	1,530,769
Senior notes, net (1)	373,006	372,560	372,153	293,546
Subordinated notes, net (1)	237,696	235,855	209,509	132,434
Repurchase agreements, net (1)	64,625	94,785	96,224	98,483
Accrued interest payable	19,664	30,333	18,073	13,940
Other liabilities	63,164	31,552	41,741	118,937
Total liabilities	3,333,138	3,348,528	3,391,905	2,815,695
Total stockholders' equity	658,723	659,416	659,478	657,377
Total liabilities and stockholders’ equity	$3,991,861	$4,007,944	$4,051,383	$3,473,072

(1) Prior quarters have been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands, except per share amounts)	2016	2016	2015	2015
Net interest income:
Interest income	$59,392	$61,952	$60,591	$46,871
Interest expense	38,486	39,433	36,222	31,085
Net interest income	20,906	22,519	24,369	15,786
Provision for credit losses	3,623	17,713	3,667	3,208
Net interest income after provision for credit losses	17,283	4,806	20,702	12,578

Non-interest income (loss):
Asset management income	3,543	3,441	3,707	1,015
Fee income	1,697	1,193	2,999	4,777
Loss on derivatives	(11)	(7)	(5)	(10)
Gain (loss) on sale of loans, net	162	(107)	154	(31)
Other miscellaneous income	1,114	1,850	3,144	817
(Loss) gain on total return swap	—	(6,062)	(4,121)	861
Unrealized loss on loans held-for-sale	(2,146)	(3,667)	(2,568)	—
Gain on sale of Business Credit	—	22,511	—	—
Total non-interest income	4,359	19,152	3,310	7,429
Operating expenses:
Compensation and benefits	8,827	10,638	11,905	7,710
General and administrative expenses	4,013	6,430	4,967	3,734
Total operating expenses	12,840	17,068	16,872	11,444
Income from operations before income taxes	8,802	6,890	7,140	8,563
Income tax expense	3,561	2,881	2,931	3,563
Net income	$5,241	$4,009	$4,209	$5,000

Earnings per share:
Basic EPS	$0.11	$0.09	$0.09	$0.11
Diluted EPS	$0.11	$0.09	$0.09	$0.10

Weighted average shares outstanding:
Basic	46,010,918	46,447,008	45,601,534	45,912,304
Diluted	46,010,918	46,447,008	46,954,059	48,535,763

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	For the Six Months Ended June 30,
($ in thousands, except per share amounts)	2016	2015
Net interest income:
Interest income	$121,344	$86,620
Interest expense	77,919	53,419
Net interest income	43,425	33,201
Provision for credit losses	21,336	10,186
Net interest income after provision for credit losses	22,089	23,015

Non-interest income (loss):
Asset management income	6,984	1,935
Fee income	2,890	5,935
Loss on derivatives	(18)	(19)
Gain (loss) on sale of loans, net	55	(46)
Other miscellaneous income	2,964	2,107
(Loss) gain on total return swap	(6,062)	2,064
Unrealized loss on loans held-for-sale	(5,813)	(421)
Gain on sale of Business Credit	22,511	—
Total non-interest income	23,511	11,555
Operating expenses:
Compensation and benefits	19,465	14,443
General and administrative expenses	10,443	7,233
Total operating expenses	29,908	21,676
Income from operations before income taxes	15,692	12,894
Income tax expense	6,442	5,355
Net income	$9,250	$7,539

Earnings per share:
Basic EPS	$0.20	$0.16
Diluted EPS	$0.20	$0.15

Weighted average shares outstanding:
Basic	46,157,363	46,338,715
Diluted	46,157,363	48,963,588

 NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2016	2016	2015	2015
Performance Ratios:
Return on average assets	0.53%	0.40%	0.42%	0.61%
Return on average equity	3.19	2.46	2.52	3.05
Pre-tax return on average equity (ROAE)	5.36	4.23	4.28	5.23
Net interest margin, before provision	2.10	2.21	2.45	1.99
Operating expenses as a percentage of average AUM	0.78	1.00	1.06	1.17
Operating expenses as a percentage of average total assets	1.29	1.68	1.68	1.39
Efficiency ratio	50.82	40.96	60.96	49.30
Portfolio yield	6.28	6.28	6.33	6.31

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.07%	0.60%	0.84%	1.67%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	0.26	-
Non-accrual loan rate (at period end)	2.97	3.62	3.43	3.69
Non-performing asset rate (at period end)	2.98	3.63	3.44	3.79
Annualized net charge off rate (end of period loans)	0.86	0.93	(0.07)	0.58
Annualized net charge off rate (average period loans)	0.75	0.76	(0.06)	0.56
Allowance for credit losses ratio (at period end)	2.09	2.19	1.81	1.81

Capital and Leverage Ratios:
Equity to assets	16.50%	16.45%	16.12%	18.75%
Debt to equity (1)	4.93	4.98	5.05	4.08
Book value per share	$14.12	$13.84	$14.17	$14.36

Average Balances:
Loans and other debt products, gross	$3,789,878	$3,963,680	$3,792,173	$2,975,756
Interest earning assets	3,997,586	4,099,105	3,951,302	3,179,911
Total assets	3,992,135	4,079,168	3,986,034	3,297,290
Interest bearing liabilities	3,328,485	3,475,454	3,327,106	2,595,877
Equity	660,997	655,422	661,339	657,133
Assets under management	6,612,840	6,883,009	6,340,199	3,928,639

Allowance for credit loss activity:
Balance as of beginning of period	$67,292	$58,726	$54,481	$50,739
General provision for credit losses	1,207	1,071	1,244	725
Specific provision for credit losses	2,416	16,642	2,422	2,483
Net (charge offs) recoveries	(6,872)	(7,328)	579	(4,000)
Reversal due to sale of Business Credit	—	(1,819)	—	—
Balance as of end of period	$64,043	$67,292	$58,726	$49,947
(1)	Prior quarters have been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2016	2016	2015	2015
Supplemental Data (at period end):
Investments in debt securities	$97,837	$96,288	$100,943	$116,501
Loans held-for-sale	446,462	475,383	485,874	342,035
Loans held-for-investment	3,227,799	3,162,571	3,243,580	2,765,706
Loans and investments in debt securities	3,772,098	3,734,242	3,830,397	3,224,242
Deferred fees, net	(64,003)	(79,929)	(65,104)	(37,509)
Allowance for loan losses - general	(30,655)	(29,533)	(31,506)	(26,519)
Allowance for loan losses - specific	(32,880)	(37,335)	(26,753)	(22,189)
Total loans and investments in debt securities, net	$3,644,560	$3,587,445	$3,707,034	$3,138,025

Unused lines of credit	283,802	280,283	601,805	439,161
Standby letters of credit	6,339	8,745	8,696	8,416
Total unfunded commitments	$290,141	$289,028	$610,501	$447,577

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2016	2015
Performance Ratios:
Return on average assets	0.46%	0.49%
Return on average equity	2.83	2.31
Net interest margin, before provision	2.16	2.24
Operating expenses as a percentage of average total assets	1.49	1.42
Operating expenses as a percentage of average AUM	0.89	1.18
Efficiency ratio	44.68	48.43
Portfolio yield	6.29	6.18

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.88	0.29
Annualized net charge off rate (average period loans)	0.76	0.29

Average Balances:
Loans and other debt products, gross	$3,870,980	$2,822,886
Interest earning assets	4,049,018	2,984,837
Total assets	4,039,606	3,088,377
Interest bearing liabilities	3,405,268	2,409,303
Equity	658,037	657,229
Assets under management	6,766,031	3,717,667

Allowance for credit loss activity:
Balance as of beginning of period	$58,726	$43,693
General provision for credit losses	2,278	4,722
Specific provision for credit losses	19,058	5,464
Net charge offs	(14,200)	(3,932)
Reversal due to sale of Business Credit	(1,819)	—
Balance as of end of period	$64,043	$49,947

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2016	2016	2015	2015
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.20%	1.59%	1.60%	1.28

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$12,840	$17,068	$16,872	$11,444
Less: non-cash equity compensation expense (2)	913	951	823	881
Adjusted operating expenses	$11,927	$16,117	$16,049	$10,563

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015
Core revenue
Net interest income	$20,906	$22,519	$24,369	$15,786
Non-interest income	4,359	19,152	3,310	7,429
Less: Gain on sale of Business Credit	—	(22,511)	—	—
Add back: Loss (gain) on total return swap	—	6,062	4,121	(861)
Core revenue	$25,265	$25,222	$31,800	$22,354

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$17,283	$4,806	$20,702	$12,578
Non-interest income	4,359	19,152	3,310	7,429
Risk-adjusted revenue	$21,642	$23,958	$24,012	$20,007

(1)	Adjustments are pre-tax, unless otherwise noted.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2016	2015
Performance Ratios:
Efficiency ratio	44.68	48.43

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$29,908	$21,676
Less: non-cash equity compensation expense (2)	1,863	1,611
Adjusted operating expenses	$28,045	$20,065

	Six Months Ended June 30,
	2016	2015
Core revenue
Net interest income	$43,425	$33,201
Non-interest income	23,511	11,555
Less: Gain on sale of Business Credit	(22,511)	—
Add back: Loss (gain) on total return swap	6,062	(2,064)
Core revenue	$50,487	$42,692

	Six Months Ended June 30,
	2016	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$22,089	$23,015
Non-interest income	23,511	11,555
Risk-adjusted revenue	$45,600	$34,570

(1) Adjustments are pre-tax.
(2) Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	June 30,		March 31,		December 31,		June 30,
($ in thousands)	2016		2016		2015		2015

Portfolio Data: (Balance Sheet AUM)
Senior secured cash flow	$3,360,562	89.1%	$3,247,965	87.0%	$3,008,829	78.6%	$2,559,752	79.40%
Senior secured asset-based	189,674	5.0	207,304	5.5	534,979	14.0	415,675	12.9
First mortgage	41,501	1.1	78,999	2.1	100,732	2.6	94,009	2.9
Other	180,361	4.8	199,974	5.4	185,857	4.8	154,806	4.8
Total	$3,772,098	100.00%	$3,734,242	100.00%	$3,830,397	100.0%	$3,224,242	100.0%

Leveraged Finance	$3,565,363	94.5%	$3,479,737	93.2%	$3,214,131	83.9%	$2,751,076	85.3%
Business Credit	—	—	—	—	342,281	9.0	239,187	7.4
Real Estate	41,501	1.1	78,999	2.1	100,732	2.6	94,009	2.9
Equipment Finance	165,234	4.4	175,506	4.7	173,253	4.5	139,970	4.4
Total	$3,772,098	100.0%	$3,734,242	100.0%	$3,830,397	100.0%	$3,224,242	100.0%

Managed Portfolio (AUM)
Commercial Lending (1)
Loans held-for-investment	$3,060,601	46.6%	$3,073,327	46.8%	$3,243,580	$46.7%	$2,765,706	66.10%
Loans held-for-sale	446,462	6.80	475,383	6.7	485,874	7.0	342,035	8.10
Total Commercial Lending	$3,507,063	53.4%	$3,548,710	53.5%	$3,729,454	53.7%	$3,107,741	74.20%

Asset Management
Middle Market Direct Lending
Investments in debt securities	$97,837	1.5%	$96,288	1.5%	$100,943	1.4%	$116,501	2.60%
Arlington Program (2)	397,932	6.2	401,901	6.1	401,794	5.8	396,250	9.60
Clarendon Fund (2)	401,078	6.0	401,366	6.1	397,852	5.7	399,591	9.60
Credit Opportunities Fund (2)	11,611	0.2	15,360	0.2	24,926	0.4	29,785	0.70
Sub-total Middle Market Direct Lending	908,458	13.9%	914,915	13.9%	925,515	13.3%	942,127	22.5%
Liquid/Tradeable Credit
Arch Street (1)	167,198	2.5%	89,244	1.4%	-	-
Avery Street (2)	98,043	1.5	108,697	1.6	123,765	1.8	—	—
Emerson Place (2)	142,691	2.1	156,147	2.4	163,575	2.3	—	—
Hull Street (2)	501,195	7.6	500,717	7.6	499,428	7.2	—	—
Lime Street (2)	245,775	3.7	250,904	3.8	251,628	3.6	—	—
Longfellow Place (2)	500,319	7.6	502,182	7.6	502,038	7.2	—	—
Staniford Street (2)	398,442	6.0	400,803	6.1	400,074	5.8	—	—
TRS Fund (1,3)	—	—	—	—	163,399	2.4	136,733	3.30
Other	114,074	1.7	147,590	2.2	190,590	2.7	—	—
Sub-total Liquid/Tradeable Credit	2,167,737	32.7%	2,156,284	32.6%	2,294,497	33.0%	136,733	3.30%
Total Managed Assets	$6,583,258	100.0%	$6,619,909	100.0%	$6,949,466	100.0%	$4,186,601	100.00%
(1)

Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS) and loans held-for-investment, as well as loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(2)	Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.
(3)

TRS Fund was structured as a total return swap that references a portfolio of broadly syndicated loans.  NewStar earns net interest income and retains the risk of the reference assets.  The TRS matured on March 31, 2016.